Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.035 Per Share Cash Dividend and Authorizes $23 Million Share Repurchase Plan

Financial Highlights

•                  Q4 2013 revenues increased by 12% to $538 million from the fourth quarter of 2012

•                  Q4 2013 net income attributable to Primoris increased by 32% to a record $22.5 million, or $0.44 per diluted share, compared to Q4 2012 net income attributable to Primoris of $17.0 million, or $0.33 per diluted share

•                  2013 revenues increased by 26% from 2012 to a record $1.94 billion

•                  2013 net income attributable to Primoris increased by 23% to a record $69.7 million, or $1.35 per diluted share, compared to net income attributable to Primoris of $56.8 million, or $1.10 per diluted share, in 2012

•                  At December 31, 2013:

•            A record total of $214.8 million in cash, cash equivalents, and short-term investments, an increase of 33% over December 31, 2012

•            A record total backlog of $1.94 billion

Dallas, TX — February 28, 2014— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2013.

The Company also announced that on February 26, 2014 its Board of Directors declared a $0.035 per share cash dividend to stockholders of record on March 31, 2014, payable on or about April 15, 2014.  The Company’s Board of Directors also authorized a share repurchase program of up to $23 million through December 31, 2014.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “The fourth quarter of 2013 was a strong closing to an outstanding year for Primoris.  We continued to grow revenues, and the full year revenues of $1.9 billion represent a 26% increase over 2012’s revenues.  Our improved margins resulted in the highest quarterly and full-year earnings in the Company’s history.  We achieved these impressive results while strengthening our balance sheet, ending the year with well over $200 million in cash and short-term investments and a tangible net worth of $233 million.”

Mr. Pratt continued, “Primoris’ backlog at December 31, 2013 was $1,943 million, which is an all-time high for us and represents the substantial opportunities available to us in the next several years.  The nation-wide demand for energy and petrochemical infrastructure is driving our business, and these end-markets continue to exhibit vigorous growth, even with the recent spike in natural gas prices and a tight labor market.  Primoris continues to be focused on building a strong, sustainable company that will take advantage of these near-term opportunities without sacrificing our stakeholders’ long term values and interests.”

Mr. Pratt concluded, “The share repurchase plan adopted by our Board of Directors reflects the continued confidence in our business, as well as our dedicated focus on continuing to create value for our stockholders.”

2013 FOURTH QUARTER RESULTS OVERVIEW

Revenues for the 2013 fourth quarter increased 12% to $537.9 million from $480.9 million for the same period in 2012.  The increased revenues are largely due to increased underground work in the West Construction Services segment, including a full quarter of results for Q3C.  Gross profit for the 2013 fourth quarter rose by 36.7% to $74.9 million, or 13.9% of revenues, from $54.8 million, or 11.4% of revenues, in the 2012 fourth quarter.  The increase in gross margin can be attributed primarily to the close-out of a major power plant project in the West Construction Services segment, the acquisition of Q3C, and the improved margins for industrial work in the East Construction Services Segment.

SEGMENT RESULTS

•              East Construction Services — The East Construction Services segment consists of businesses located primarily in the southeastern United States and along the Gulf Coast.  Included in this segment are the operations of JCG’s Heavy Civil, Industrial and Infrastructure & Maintenance divisions; Cardinal Contractor’s  water and wastewater construction activities;  and the services provided by the 2012 and 2013 acquisitions (Sprint, Silva, Saxon, and FSSI).

•              West Construction Services — The West Construction Services segment consists of businesses located primarily in the western United States.  The segment primarily includes the underground and industrial operations of ARB, Inc., the operations of Rockford (which performs its major capital underground work throughout the United States), the operations of ARB Structures, the 2012 acquisition of Q3 Contracting, Inc., and Primoris Renewables, Inc.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              Engineering — The Engineering segment includes the results of OnQuest, Inc. and OnQuest Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended December 31,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$203,457	37.8%	$203,081	42.2%
West Construction Services	323,191	60.1%	265,509	55.2%
Engineering	11,231	2.1%	12,293	2.6%
Total	$537,879	100.0%	$480,883	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended December 31,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$15,230	7.5%	$16,369	8.1%
West Construction Services	57,553	17.8%	35,031	13.2%
Engineering	2,134	19.0%	3,419	27.8%
Total	$74,917	13.9%	$54,819	11.4%

East Construction Services:  Revenues were flat in the 2013 fourth quarter, as increased revenues at James and Cardinal Contractors were offset by declines at Sprint.  The increased James revenue was largely the result of escalating work on the Belton, TX area projects and Gulf Coast industrial projects.  The declines in Sprint revenue can be attributed to the delayed start on a large pipeline project.  Gross profit for the 2013 fourth quarter declined by $1.1 million to $15.2 million, or 7.5% of revenues.  The decline in gross margin as a percentage of revenues is due primarily to the lower margins associated with the start-up phase of heavy civil projects and increased weather-related costs for LADOT projects.

West Construction Services:  Revenues increased by $57.7 million in the 2013 fourth quarter, due primarily to increased pipeline work at Rockford and a full quarter of contribution from Q3 Contracting, which was acquired on November 17, 2012, while slightly offset by lower revenue in our California-based underground business.  Rockford revenue increased by $60.5 million, as crews worked through the fourth quarter on a large project in central Texas.  Q3C contributed an additional $37.1 million to the revenue increase.  ARB Underground revenue declined by $30.3 million, primarily due to decreased spending by a large gas and utility customer.  Gross profit for the 2013 fourth quarter increased by $22.5 million, which is mainly attributed to the substantial completion of a large California power plant by the ARB Industrial division.  This gross profit as a percentage of revenues is higher than historical percentages, and we expect that it will return to more historical levels in 2014.

Engineering: Revenues decreased by $1.1 million, and gross profit decreased by $1.3 million as we completed a major project in Australia.

Selling, general and administrative expenses (“SG&A”) were $34.1 million, or 6.3% of revenues for the 2013 fourth quarter, compared to $26.7 million, or 5.6% of revenues for the 2012 fourth quarter.  The increased SG&A included a $0.7 million impairment charge in Q3C’s Alvah basis difference, as a result of the 51% owner planning to exercise a net asset buy-out option of our 49% interest.  A management change at FSSI also contributed $1.7 million to the increased SG&A, from the impairment of an intangible asset for customer relationships and the unamortized portion of a prepaid employment contract.  The remaining increase in SG&A can be attributed to increased compensation and compensation-related expenses.

Operating income for the 2013 fourth quarter was $40.8 million, or 7.6% of total revenues, compared to $28.1 million, or 5.8% of total revenues, for the same period last year.

Non-operating items in the 2013 fourth quarter were a loss of $0.6 million, compared to a $1.2 million loss in the 2012 fourth quarter.  Included in the 2013 items is a $4.9 million impairment charge for the WesPac energy joint venture and a $0.6 million increase in the fair value of the liability for contingent consideration for the Q3C acquisition.  These losses were offset by a $6.5 million reduction of liabilities for contingent consideration since the Sprint, Saxon, and FSSI acquisitions did not meet the performance targets outlined in their purchase agreements.

The provision for income taxes for the 2013 fourth quarter was $14.6 million, for an effective tax rate on net income attributable to Primoris of 39.4%, compared to $9.0 million, for an effective tax rate on net income attributable to Primoris of 34.5%, in the 2012 fourth quarter.  The increase in the effective tax rate was primarily caused by the favorable tax treatment of the Rockford settlement in 2012.

Net income attributable to Primoris for the 2013 fourth quarter was $22.5 million, or $0.44 per diluted share, compared to net income of $17.0 million, or $0.33 per diluted share, in the same period in 2012.

Fully diluted shares outstanding for the 2013 fourth quarter increased by 0.5% to 51.7 million from 51.4 million in 2012’s fourth quarter.  The increase in shares was due to shares issued as part of the Q3C acquisition, for director compensation and for the company’s long-term incentive program.

2013 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

	For the twelve months ended December 31,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$747,782	38.5%	$662,248	43.0%
West Construction Services	1,151,433	59.2%	832,860	54.0%
Engineering	45,005	2.3%	46,626	3.0%
Total	$1,944,220	100.0%	$1,541,734	100.0%

Segment Gross Profit

(in thousands, except %)

	For the twelve months ended December 31,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$56,040	7.5%	$63,811	9.6%
West Construction Services	190,747	16.6%	119,328	14.3%
Engineering	9,228	20.5%	9,571	20.5%
Total	$256,015	13.2%	$192,710	12.5%

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at December 31, 2013 included cash, cash equivalents, and short-term investments of $214.8 million, working capital of $229.5 million, total debt and capital leases of $225.1 million and stockholders’ equity of $398.4 million.  Primoris’ tangible net worth at December 31, 2013 was $233.5 million.  The balance sheet included a $9.2 million liability representing the estimated fair value earnout payment for Q3C’s financial performance for 2013 and potential earnout payment for Q3C’s financial performance for 2014.

BACKLOG

	Backlog at December 31, 2013 (in millions)
Segment	Historic Calculation	Estimated Annual MSA Revenues	Revised Backlog

East Construction Services	$1,196	$110	$1,306
West Construction Services	225	350	575
Engineering	62	—	62
Total	$1,483	$460	$1,943

At December 31, 2013, total backlog using our historic calculation was $1.48 billion compared to $1.35 billion at December 31, 2012.  In 2013, approximately $489.6 million of annual revenue was generated by projects that were not included in the historic backlog calculation.

As previously discussed, we have changed our backlog calculation to better reflect the company’s increasing percentage of revenues derived from MSAs as a result of the acquisitions of Sprint and Q3C.  The new calculation includes estimated MSA revenues for the next four quarters.  With this addition to the backlog calculation, the new total backlog at December 31, 2013 was $1.94 billion.  We expect that during the next four quarters, using the revised backlog amounts, we will recognize as revenue approximately 53% of the East Construction Services segment backlog, approximately 98% of the West Construction Services segment backlog, and approximately 93% of the Engineering  segment.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’ revenues are still derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Additionally, projects that are considered a part of backlog or MSA contracts may be cancelled by our customers.

SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized a share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $23 million. The share repurchase program expires December 31, 2014.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Friday, February 28, 2014 at 11:00 am Eastern Time / 10:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, passcode 13576653, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2013, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2013	2012	2013	2012

Revenues	$537,879	$480,883	$1,944,220	$1,541,734
Cost of revenues	462,962	426,064	1,688,205	1,349,024
Gross profit	74,917	54,819	256,015	192,710
Selling, general and administrative expenses	34,121	26,740	130,778	96,424
Operating income	40,796	28,079	125,237	96,286

Other income (expense):
Income (loss) from non-consolidated entities	(5,005)	(709)	(4,836)	186
Foreign exchange gain (loss)	150	(6)	153	(36)
Other income (expense)	5,613	91	4,804	(870)
Interest income	15	14	110	157
Interest expense	(1,391)	(575)	(5,892)	(3,619)
Income before provision for income taxes	40,178	26,894	119,576	92,104

Provision for income taxes	(14,624)	(8,962)	(44,896)	(33,837)
Net income	25,554	17,932	74,680	58,267

Net income attributable to noncontrolling interests	(3,073)	(911)	(5,020)	(1,511)

Net income attributable to Primoris	22,481	17,021	69,660	56,756

Dividends per common share	$0.035	$0.03	$0.135	$0.12

Earnings per share attributable to Primoris:
Basic:	$0.44	$0.33	$1.35	$1.10
Diluted:	$0.44	$0.33	$1.35	$1.10

Weighted average common shares outstanding:
Basic	51,571	51,404	51,540	51,391
Diluted	51,671	51,418	51,610	51,406

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In Thousands, Except Share Amounts)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$196,077	$157,551
Short-term investments	18,686	3,441
Customer retention deposits and restricted cash	5,304	35,377
Accounts receivable, net	304,955	268,095
Costs and estimated earnings in excess of billings	57,146	41,701
Inventory and uninstalled contract materials	51,829	37,193
Deferred tax assets	13,133	10,477
Prepaid expenses and other current assets	12,654	10,800
Total current assets	659,784	564,635
Property and equipment, net	226,512	184,840
Investment in non-consolidated entities	—	12,813
Intangible assets, net	45,303	51,978
Goodwill	118,626	116,941
Other long-term assets	468	—
Total assets	$1,050,693	$931,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$127,302	$151,546
Billings in excess of costs and estimated earnings	173,365	158,892
Accrued expenses and other current liabilities	91,079	76,152
Dividends payable	1,805	—
Current portion of capital leases	3,288	3,733
Current portion of long-term debt	28,475	19,446
Current portion of contingent earnout liabilities	5,000	10,900
Total current liabilities	430,314	420,669
Long-term capital leases, net of current portion	2,295	3,831
Long-term debt, net of current portion	191,051	128,367
Deferred tax liabilities	10,092	20,018
Long-term contingent earnout liabilities, net of current portion	4,233	12,531
Other long-term liabilities	14,260	13,153
Total liabilities	652,245	598,569
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	159,196	155,605
Retained earnings	238,216	175,517
Noncontrolling interests	1,031	1,511
Total stockholders’ equity	398,448	332,638
Total liabilities and stockholders’ equity	$1,050,693	$931,207